EXHBIT 10.82

April 8, 2015
Brian Boruff
240 Ball Mountain Lane
Gatlinburg, TN 37738

Dear Brian,
I am very pleased to offer you the position of President, Enterprise Customer Business Unit for Blackbaud Inc., based in Charleston, SC. We are excited about you joining our executive leadership team and look forward to you starting on May 4, 2015, reporting to Mike Gianoni, CEO
Your compensation will consist of the following components:

▪	Base salary of $410,000 annually which will be paid on a semi-monthly basis.

▪
You are eligible to participate in the 2015 Corporate Incentive Plan with a target bonus opportunity of 65% of your earned salary. Participation in the plan is subject to the terms and conditions outlined in the plan document. This is an annual plan and upon your arrival specifics of the bonus plan will be communicated to you. Your participation will be pro-rated in 2015.

▪
You will receive an initial stock grant in the amount of $1,000,000 granted in the next open window following your start date. The grant will consist of 50% Restricted Shares that will vest equally over 4 years and 50% performance based RSUs. Details on the performance based RSUs will be provided to you along with the grant notice. The amount of the shares and RSUs will be determined by dividing the $1,000,000 by the 30-day average price of Blackbaud stock. A copy of the Blackbaud Equity Plan will also be provided to you.

▪
You will receive a sign-on bonus in the amount of $50,000. This bonus, which will be paid on your first paycheck, is subject to all normal payroll taxes and will require that you sign the enclosed repayment agreement in the event you leave Blackbaud within the first year.

▪
Blackbaud will cover the cost of the move of household goods, through our selected vendor from your Myrtle Beach, SC home to Charleston, South Carolina up to $12,000. It is important to note that your relocation benefits will expire 1 year from your date of hire. We require that you sign the repayment agreement in the event you leave Blackbaud within the first year. Please contact Blackbaud’s Talent Acquisition Coordinator, Rabia Baig, to begin the process of scheduling your move by calling 512-652-7962 or emailing her at Rabia.Baig@blackbaud.com

◦
Additionally, Blackbaud will cover the costs of one moving trip for you and your immediate family to relocate to the Charleston, SC area.  This coverage includes reasonable transportation, hotel expenses and other relevant expenses.   A portion of

this moving trip will be subject to appropriate taxation in accordance with the Blackbaud Relocation Policy.

▪
Additionally, we will provide up to two months of temporary housing, with a maximum of $3,000 per month. Please be aware that housing allowances of any kind are now considered taxable income by the IRS.  Blackbaud is required to reflect this payment in your semi-monthly pay and it will subject to all normal payroll taxes.

▪
Blackbaud will reimburse you for the costs of one house hunting trip for you and your spouse from Myrtle Beach, SC to Charleston, SC in accordance with Blackbaud’s Travel Policy. This includes economy class airfare, local transportation, hotel expenses, and normal and reasonable meal expenses. Please be aware that Blackbaud is required to reflect this payment in your semi-monthly pay and it will subject to all normal payroll taxes.

▪
You will be eligible for the full range of standard benefits offered to all Blackbaud employees, including medical, dental, life, and 401(k) with benefits effective on your date of hire. A complete explanation of our benefits program will be provided to you during New Employee Orientation.

This offer is contingent upon successful completion of all background and reference checks, and execution of the enclosed employment agreement, which includes, among other things, a non-compete and a non-solicitation covenant.
We expect that you will play an important role in our success, and we are eager for you to join us. Please call me at 843.654.3524 if you have any questions about these documents or any other aspect of this employment offer.
Sincerely,
/s/ John Mistretta
John Mistretta
EVP of Human Resources

Obtaining proprietary information by inducing disclosures by past or present employees of other companies is prohibited by Blackbaud’s Code of Conduct.  I confirm that I have not disclosed any confidential information to Blackbaud in violation of any non-disclosure or confidentiality agreement with a previous employer during the interview process.

Please signify acceptance of this offer by signing and returning the offer letter and employment agreement (All pages) by Wednesday, April 15, 2015 to Peggy Frazier either via scan/email or faxing to our secure HR fax line at 843-216-6101. Please be aware that you cannot be put into the payroll system until this information has been returned to the payroll department.

I accept the terms and conditions of this offer letter as stated above.

4-8-15	/s/ Brian E. Boruff

Date	Brian Boruff

Blackbaud, Inc.
Relocation Repayment Agreement

In conjunction with your offer of employment, Blackbaud has agreed to cover the following “Relocation Expenses”:

▪
Blackbaud will cover the cost of the move of household goods, through our selected vendor, from your Myrtle Beach, SC home to Charleston, South Carolina up to $12,000. It is important to note that your relocation benefits will expire 1 year from your date of hire. We require that you sign the repayment agreement in the event you leave Blackbaud within the first year.

o
Additionally, Blackbaud will cover the costs of one moving trip for you and your immediate family to relocate to the Charleston, SC area.  This coverage includes reasonable transportation, hotel expenses and other relevant expenses.   A portion of this moving trip will be subject to appropriate taxation in accordance with the Blackbaud Relocation Policy.

▪
You will receive a sign-on bonus in the amount of $50,000. This bonus, which will be paid on your first paycheck, is subject to all normal payroll taxes and will require that you sign the enclosed repayment agreement in the event you leave Blackbaud within the first year.

▪
Additionally, we will provide up to two months of temporary housing, with a maximum of $3,000 per month. Please be aware that housing allowances of any kind are now considered taxable income by the IRS.  Blackbaud is required to reflect this payment in your semi-monthly pay and it will subject to all normal payroll taxes.

▪
Blackbaud will reimburse you for the costs of one house hunting trip for you and your spouse from Myrtle Beach, South Carolina to Charleston, SC in accordance with Blackbaud’s Travel Policy. This includes local transportation, hotel expenses, and normal and reasonable meal expenses. Please be aware that Blackbaud is required to reflect this payment in your semi-monthly pay and it will subject to all normal payroll taxes.

In consideration of your continued employment with Blackbaud and our agreement to pay for your relocation, you agree to pay back all Relocation Expenses, in the following circumstances:

1.	You fail, for any reason under your control, to begin your employment with Blackbaud as agreed;

2.	Within 12 months of relocation, you are discharged by Blackbaud for cause; or

3.	Within 12 months of relocation, you terminate your employment with Blackbaud voluntarily.

You authorize the company to deduct any repayments from money, including wages, due to you. If, at the time of termination, money due is insufficient to satisfy the total expenses to be repaid, you agree to sign a promissory note for repayment of the balance. The promissory note, with interest computed at the current prime rate plus two (2) percentage points per annum, is payable in twelve (12) equal monthly installments. The first installment is due and payable thirty (30) days following the date of termination. The promissory note may be paid in full within thirty (30) days without interest.
Accepted By:

/s/ Brian E. Boruff	/s/ Peggy Frazier
Brian Boruff	Human Resources

5-5-15	5-5-15
Date	Date